COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES                   EXHIBIT 12.1
THE SOUTH FINANCIAL GROUP, INC. AND SUBSIDIARIES
($ in thousands)

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
                                                          THREE MONTHS ENDED          THREE MONTHS ENDED
                                                            MARCH 31, 2000              MARCH 31, 1999
                                                       -------------------------   --------------------------

EARNINGS:
  Income from continuing operations
     before income taxes                               $                 9,659     $                 10,155

ADD:
  (a) Fixed charges                                                     36,034                       25,289

DEDUCT:
  (a) Interest capitalized during year                                      --                           --
                                                       -------------------------   --------------------------

Earnings, for computation purposes                      $               45,693     $                 35,444
                                                       =========================   ==========================

FIXED CHARGES:
  Interest on indebtedness, expensed or capitalized     $              35,256      $                25,015
  Portion of rents representative of the
     interest factor                                                      746                          242
  Amortization of debt expense                                             32                           32
                                                       -------------------------   --------------------------

Fixed charges, for computation purposes                 $              36,034      $                25,289
                                                       =========================   ==========================

RATIO OF EARNINGS TO FIXED CHARGES                                       1.27 X                       1.40 X

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